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                                                                   EXHIBIT 10.21

                                 October 4, 2001

PERSONAL & CONFIDENTIAL

Mr. James J. Postl
Pennzoil-Quaker State Company
31st Floor, North Tower
700 Milam
Houston, Texas 77002

Dear Mr. Postl:

          You have previously been or may be designated a participant in the Pennzoil-Quaker State Company Supplemental Life Insurance Plan (the "Supplemental Life Insurance Plan"), the Pennzoil-Quaker State Company Medical Expense Reimbursement Plan (the "Medical Plan") and current and future stock option plans and you have entered into a Deferred Compensation Agreement, dated May 4, 2000, as amended by the First and Second Amendment thereto, dated July 13, 2000, and September 20, 2001, respectively, and as may be subsequently amended from time to time (the "DCA"), pursuant to the terms of the Pennzoil-Quaker State Company Deferred Compensation Plan. In addition, you are eligible to participate in the Pennzoil-Quaker State Company Savings and Investment Plan (the "Savings and Investment Plan") and the Pennzoil-Quaker State Company Salaried Employees Retirement Plan (the "Retirement Plan"). Your designation as a participant or an eligible participant and participation in these plans has been and is intended by the Company as additional compensation. The Company intends that you not be unfairly deprived of the opportunity to fulfill service and age prerequisites to entitlement to receipt of benefits in the described plans because of or in connection with a change in control of the Company. Accordingly, you and the Company previously entered into an agreement dated as of September 20, 2001, relating to certain cash-out benefits in the event of a change in control of the Company (the "Prior Agreement"). It is intended that the Prior Agreement be superseded by this Agreement effective as of the date hereof.

          Accordingly, in consideration of your agreement to remain in continued employment with the Company as President and Chief Executive Officer of the Company, or in such other executive capacity as may be determined from time to time by the Board of Directors of the Company (the "Board") and your agreement to devote your normal working time to the business interests and activities of the Company and to perform the duties and responsibilities assigned to you by the Board to the best of your ability and with reasonable diligence, in the event of a Change in Control (as defined in Paragraph III below), you will be entitled to the cash

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payments described in Paragraph I below. In addition, in the event that your employment is terminated upon or within three years following the Change in Control Effective Date (as defined in Paragraph III below), you will be entitled to the continued life insurance, medical expense reimbursement benefits and cash payments described in Paragraph II below.

     I. In the event that a Change in Control occurs, you will receive from the Company forthwith following the Change in Control Effective Date, a cash payment equal to the amount determined by adding, for each share of Common Stock (as defined in Paragraph III below) as to which a nonqualified option granted you under any stock option plan of the Company is not exercisable on the Change in Control Effective Date, the excess of the Value (as defined in Paragraph III below) of such Common Stock over the option price of such share; provided, however, that to the extent any such option has become exercisable and been exercised before the amount described in this Paragraph I is paid to you, you shall not receive any payment under this Paragraph I in lieu of such option.

     II. In the event that your employment with the Company is terminated, whether voluntarily or involuntarily for any reason other than death, upon or within three years following the Change in Control Effective Date:

          1. Equal to the present value as of your termination date of any benefits payable to you, your spouse or dependents under paragraphs 3, 4, and 5 of the DCA, discounting at the lesser of the rate used in the Retirement Plan in the year of distribution as applied to a lump sum payment or 7 1/2% annual effective rate of interest and assuming that (a) your employment with the Company had continued uninterrupted until you had attained age 65 at a monthly remuneration equal to your monthly salary as in effect on your termination date; (b) the monthly payments of deferred compensation commenced on your termination date; (c) Social Security benefits were calculated assuming that the United States Social Security laws and your earnings as in effect on your termination date continued in effect without change; (d) you would accrue no further benefits under any of the Company's or any other former employer's retirement or other benefit plans (whether or not in the form of monthly payments) after your termination date; (e) the life expectancies for you and your spouse as of your termination date are in accordance with the 1983 Group Annuity Mortality table (based upon a fixed blend of 50% of the male mortality and 50% of the female mortality); (f) the monthly premiums for your coverage under the Medical Plan as of the Change in Control Effective Date increased at 7 1/2% per annum and that the medical programs of the Company, the United States Social Security, Medicare, or Medicaid, or any analogous state or federal programs as in effect on your termination date continued in effect without change.

               In determining the cash payment to which you are entitled pursuant to this Paragraph II(1) hereof in lieu of any benefits payable to you or your spouse

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     under the DCA, the Company shall follow the procedures set forth in that certain instrument entitled the "Pennzoil-Quaker State Company Benefit Acceleration Agreement Administrative Procedures," dated March 1999 (prepared by William M. Mercer, Incorporated) and maintained on file as an official record of the Company by the Vice President, Compensation and Benefits of the Company, and such procedures, including any examples or instructions contained therein, are hereby incorporated by reference as if fully set forth herein and shall constitute a part of this Agreement between you and the Company.

          2. You will receive from the Company forthwith a cash payment equal to the sum of the Value of the Common Stock and other assets credited to your accounts maintained pursuant to the Savings and Investment Plan that are not vested on the date of your termination of employment.

          3. Both the life insurance coverage provided you under the Supplemental Life Insurance Plan in effect on the Change in Control Effective Date and the medical expense coverage provided you, your spouse and dependents under the Medical Plan in effect on the Change in Control Effective Date shall be continued for one year after your termination date.

     III. For purposes of this Agreement, the following definitions shall apply:

          1. "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

          2. A "Change in Control" of the Company shall conclusively be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

          (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities; or

          (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or

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     whose appointment, election or nomination for election was previously so approved or recommended; or

          (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its affiliates other than in connection with the acquisition by the Company or any of its affiliates of a business) representing 35% or more of the combined voting power of the Company's then outstanding securities; or

          (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

     Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

          3. "Common Stock" shall mean the common stock, par value $0.10 per share, of the Company.

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          4. "Change in Control Effective Date" shall be:

          (a) the first date that the direct or indirect ownership of 35% or more combined voting power of the Company's outstanding securities results in a Change in Control as described in Paragraph III(2)(a) above; or

          (b) the date of the election of directors that results in a Change in Control as described in Paragraph III(2)(b) above; or

          (c) the date of the merger or consideration that results in a Change in Control as described in Paragraph III(2)(c) above; or

          (d) the date of stockholder approval that results in a Change in Control as described in Paragraph III(2)(d) above.

          5. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          6. "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          7. "Value" of a share of Common Stock shall mean (i) the average of the mean between the highest and lowest sales price per share of the Common Stock reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed during the ten trading days immediately prior to the Change in Control Effective Date or (ii) the amount determined to be the fair value per share thereof by the Board in the resolution or resolutions adopted by it. In the event the Board determines the fair value, the amount so determined shall be not less than the ten-day average price computed in accordance with clause (i) the preceding sentence and not in excess of an amount (assuming that such amount is in excess of such ten-day average) equal to the highest consideration paid for the Common Stock in any offer to the holders thereof made as a part or in connection with the transaction or transactions resulting in the Change in Control. The Value of assets other than Common Stock credited to accounts under the Saving and Incentive Plan shall be the fair value determined for such assets under the terms of such plan.

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          If you find that this Agreement accurately describes the agreement between Pennzoil-Quaker State Company and you concerning certain of your employee benefits, please sign three copies of this Agreement and return two to the Company, whereupon this letter shall constitute a binding agreement between Pennzoil-Quaker State Company and you.

          This letter Agreement shall be effective as of October 4, 2001.

                                       Very truly yours,

                                       PENNZOIL-QUAKER STATE COMPANY

                                       By: /s/ JAMES L. PATE
                                           James L. Pate
                                           Chairman of the Board

Accepted and Agreed to this
11th day of December, 2001.

/s/ JAMES J. POSTL
James J. Postl

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